PROTECTION PLUS
                          OPTIONAL DEATH BENEFIT RIDER


This rider is part of your Contract, and the same definitions apply to the capitalized terms used herein. The benefit described in this rider is subject to all the terms contained in your Contract, except as modified below.

In this rider, "we", "our", and "us" means Equitable Life Assurance Society of the United States and "you" and "your" means the Owner.

THIS RIDER'S BENEFIT

If you have elected this rider, the death benefit payable when Protection Plus is included in your Contract is equal to your death benefit payable as described in the "Death Benefit" section of the Contract to which this rider is attached, or your enhanced Death Benefit Rider if elected, increased by the Protection Plus Death Benefit Increment.

The Protection Plus Death Benefit Increment is equal to:

40% (for Annuitant's issue ages up to age 70) or 25% (for Annuitant's issue ages 71 through 79)

               of your death benefit as described in the Death Benefit section less your net Contributions.

Net Contributions means the total Contributions you have made adjusted for withdrawals. Net Contributions for calculation purposes is increased for subsequent Contributions on a dollar for dollar basis and reduced on a pro rata basis to reflect your withdrawals. Reduction on a pro rata basis means that we calculate the percentage of your current Annuity Account Value that is being withdrawn and we reduce your Contributions by that percentage. We make this calculation as of the Transaction Date of each withdrawal.

The value of the Protection Plus Death Benefit is frozen on the first Contract Date Anniversary after the Annuitant turns age 80, except that the benefit will be reduced for withdrawals on a pro rata basis.

THE COST OF THIS RIDER

The charge for the Protection Plus Death Benefit is [0.35%] of the Annuity Account Value, determined on the Contract Date anniversary and deducted annually on the Processing Date. The charge will be deducted from the Annuity Account Value in the Investment Funds and the Guaranteed Interest Account on a pro rata basis. [If there is insufficient value in the Investment Funds and the Guaranteed Interest Account, all or a

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No. 2002 PPDB

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portion of the charge will be deducted from the Annuity Account Value in the
Fixed Maturity Options in order of the earliest maturity dates.]

[APPLICABLE IF THE SUCCESSOR OWNER/ANNUITANT OPTION IS AVAILABLE. THE SUCCESSOR OWNER/ANNUITANT OPTION IS ONLY AVAILABLE UNDER NON-QUALIFIED, INDIVIDUAL RETIREMENT ANNUITY AND ROLLOVER TAX SHELTERED ANNUITY CONTRACTS. ]
SPECIAL RULES FOR SUCCESSOR OWNER/ANNUITANT

This rider shall remain in effect when the Successor Owner/Annuitant election is made if the Successor Owner/Annuitant is less than age 80 on the date we receive due proof of the Annuitant's death. The Protection Plus Death Benefit Increment will be added to the Annuity Account Value, along with the excess, if any, of the death benefit as described in the Death Benefit section over the Annuity Account Value. The sum of these amounts will be substituted for the Net Contributions in the above formula, as of the date that the Successor Owner/Annuitant election is made. In addition, the percentage used to determine the Protection Plus Death Benefit Increment will be based on the Successor Owner/Annuitant's age on the date due proof of the Annuitant's death was received.

GENERAL PROVISIONS OF THIS RIDER

This rider will terminate, and any charges associated therein, when the Contract terminates, when the Contract is continued under the Beneficiary Continuation Option, if applicable, or when the Guaranteed Minimum Income Benefit (also referred to as the Living Benefit) is exercised.


THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

/s/ Christopher M. Condron                /s/ Pauline Sherman
    ------------------------------------      --------------------------------
    Christopher M. Condron                    Pauline Sherman
    Chairman and Chief Executive Officer      Senior Vice President, Secretary
                                              and Associate General Counsel


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No. 2002 PPDB